Exhibit 99.1

Investment Technology Group, Inc., 380 Madison Avenue, New York, NY 10017 (212) 588-4000 FOR IMMEDIATE RELEASE

ITG Reports Second Quarter 2006 EPS of
0.63

Record Trading Volumes, Revenues and Earnings

NEW YORK, NY, August 3, 2006—Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based trading services and transaction research, today announced that for the second quarter ended June 30, 2006, net income was $27.9 million, 60 percent higher than net income of $17.4 million in the second quarter of 2005. Earnings were $0.63 per diluted share, an increase of 54 percent versus earnings of $0.41 per diluted share in the second quarter of last year. ITG’s total revenues for the second quarter of 2006 were $153.6 million, 50 percent higher than total revenue of $102.2 million for the second quarter of 2005.

Excluding the impact of non-recurring items, operating revenues of $148.1 million increased by 49 percent from second quarter 2005 operating revenues of $99.5 million and includes $16.8 million pertaining to our recent acquisitions of Macgregor and Plexus.  In the second quarter of 2006, operating earnings per share of $0.56 increased 47 percent versus $0.38 per diluted share in the second quarter of last year. Pre-tax operating margins in the second quarter of 2006 were 28.2 percent, up from 24.9 percent in the second quarter of 2005.

Second quarter 2006 operating results exclude a one-time pre-tax gain of $5.4 million ($3.2 million after tax), or $0.07 per diluted share from the sale of our 50 percent stake in a Canadian joint venture, KTG Technologies Corp., to IRESS Market Technology Limited for CAD $9.5 million, or approximately US $8.3 million, in April 2006. Excluding this one-time gain, ITG’s operating net income grew 55 percent over second quarter 2005 and 14 percent versus first quarter 2006, while operating earnings per share increased 47 percent above second quarter 2005 and 14 percent over first quarter 2006.

“ITG’s US volumes grew significantly in the second quarter as we increased our market share to record levels,” said Ray Killian, ITG’s Chairman, President and Chief Executive Officer.  “Market conditions continue to support our strategy of providing integrated tools across the trading continuum. We are committed to advancing this strategy by managing our business efficiently and investing in our future growth.”

ITG’s International operating revenues were $28.2 million in the second quarter of 2006, 23 percent higher than revenues of $22.9 million in the second quarter of 2005. International pre-tax operating income increased from $2.0 million in the second quarter of 2005 to $2.3 million in the second quarter of 2006.

“ITG sees a growth opportunity in the international markets as we expand our existing market footprint into Asia,” said Mr. Killian. “In addition, the focus on best execution in Europe is accelerating electronic trading, a trend that has positive implications for ITG.”

Year to date—US GAAP Results

For the six months ended June 30, 2006, revenues increased 55 percent from the prior year period to $299.8 million, net income increased 77 percent to $54.3 million and diluted earnings per share increased 68 percent to $1.23.

Conference Call

ITG has scheduled a conference call today at 11:00 a.m. ET to discuss first quarter results. Those wishing to listen to the call should dial 1-866-362-4820 and enter the pass code 62679103 at least 10 minutes prior to the start of the call to ensure connection.  A listen-only webcast will also be available on ITG’s website at  http://www.itg.com/.  For those unable to listen to the live broadcast of the call, a replay will be available for one week by dialing 1-888-286-8010 and entering the pass code 24830881.  A replay will be available for two weeks on ITG’s website.  Both methods of listening to the replay will be available starting approximately two hours after the completion of the conference call.

About ITG

Investment Technology Group, Inc. (NYSE:ITG), is a specialized agency brokerage and technology firm that partners with clients globally to provide innovative solutions spanning the entire investment process.  A pioneer in electronic trading, ITG has a unique approach that combines pre-trade analysis, order management, trade execution, and post-trade evaluation to provide clients with continuous improvements in trading and cost efficiency.  The firm is headquartered in New York with offices in North America, Europe and the Asia Pacific regions. For more information on ITG, please visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

Investor Relations Contact:

Maureen Murphy
(212) 444-6323

Media Contact:
Amy Rosenberg
Financial Dynamics
212-850-5615

###

INVESTMENT TECHNOLOGY GROUP, INC.
Consolidated Statements of Income (unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:

Commissions	$125,904	$95,688	$243,482	$183,221
Recurring	18,206	2,260	35,870	4,773
Other	9,449	4,234	20,449	5,850
Total revenues	153,559	102,182	299,801	193,844

Expenses:
Compensation and employee benefits	50,749	37,731	102,726	71,312
Transaction processing	19,738	14,013	37,581	28,297
Occupancy and equipment	9,586	7,220	18,069	14,473
Telecommunications and data processing services	7,702	4,935	14,597	9,800
Other general and administrative	15,347	10,773	29,255	20,241
Interest expense	3,157	—	6,180	—
Total expenses	106,279	74,672	208,408	144,123

Income before income tax expense	47,280	27,510	91,393	49,721

Income tax expense	19,428	10,070	37,134	19,045
Net income	$27,852	$17,440	$54,259	$30,676

Earnings per share:

Basic	$0. 64	$0.41	$1.26	$0.73
Diluted	$0. 63	$0.41	$1.23	$0.73

Basic weighted average number of common shares outstanding	43,304	42,040	43,153	42,025
Diluted weighted average number of common shares outstanding	44,265	42,204	44,034	42,183

INVESTMENT TECHNOLOGY GROUP, INC.
Consolidated Statements of Financial Condition
(In thousands, except share amounts)

	June 30, 2006	December 31, 2005
	(unaudited)
Assets
Cash and cash equivalents	$270,506	$261,044
Cash restricted or segregated under regulations and other	14,289	7,007
Securities owned, at fair value	6,628	6,017
Receivables from brokers, dealers and other, net	1,019,165	485,012
Investments	9,207	10,628
Premises and equipment, net	27,865	22,292
Capitalized software, net	21,801	12,780
Goodwill	401,108	176,773
Other intangibles	30,538	12,173
Deferred taxes	12,717	7,972
Other assets	11,951	14,636
Total assets	$1,825,775	$1,016,334

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$159,970	$109,442
Payables to brokers, dealers and other	937,158	435,141
Securities sold, not yet purchased, at fair value	680	91
Income taxes payable	9,747	9,354
Long term debt	175,100	—
Total liabilities	1,282,655	554,028

Commitments and contingencies
Stockholders’ Equity

Preferred stock, par value $0.01; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $0.01; 100,000,000 shares authorized; 51,419,727 and 51,390,027 shares issued at June 30, 2006 and December 31, 2005, respectively and 43,349,110 and 42,773,651 shares outstanding at June 30, 2006 and December 31, 2005, respectively	514	514
Additional paid-in capital	186,980	175,600
Retained earnings	496,906	442,647
Common stock held in treasury, at cost; 8,070,617 and 8,616,376 shares at June 30, 2006 and December 31, 2005, respectively	(152,427)	(162,735)
Accumulated other comprehensive income (net of tax)	11,147	6,280
Total stockholders’ equity	543,120	462,306
Total liabilities and stockholders’ equity	$1,825,775	$1,016,334

INVESTMENT TECHNOLOGY GROUP, INC.
Reconciliation of US GAAP Results to Pro Forma Operating Results (unaudited)

In evaluating the Company’s financial performance, management reviews results from operations which excludes non-operating or one-time charges.  Pro forma earnings per share is a non-GAAP (generally accepted accounting principles) performance measure, but the Company believes that it is useful to assist investors in gaining an understanding of the trends and operating results for the Company’s core businesses. Pro forma earnings per share should be viewed in addition to, and not in lieu of, the Company’s reported results under US GAAP.

The following is a reconciliation of US GAAP results to pro forma results for the periods presented (in thousands except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Total revenues	$153,559	$102,182	$299,801	$193,844
Less:
Non-recurring revenue (1)(2)	(5,453)	(2,699)	(13,230)	(2,824)
Pro forma operating revenues	148,106	99,483	286,571	191,020

Total expenses	106,279	74,672	208,408	144,123

Income before income tax expense	47,280	27,510	91,393	49,721
Effect of pro forma adjustments	(5,453)	(2,699)	(13,230)	(2,824)
Pro forma operating income before income tax expense	41,827	24,811	78,163	46,897

Income tax expense	19,428	10,070	37,134	19,045
Tax effect of pro forma adjustments	(2,219)	(1,106)	(5,111)	(1,158)
Pro forma operating income tax expense	17,209	8,964	32,023	17,887

Net income	27,852	17,440	54,259	30,676
Net effect of pro forma adjustments	(3,234)	(1,593)	(8,119)	(1,666)
Pro forma operating net income	$24,618	$15,847	$46,140	$29,010

Diluted earnings per share	$0.63	$0.41	$1.23	$0.73
Net effect of pro forma adjustments	(0.07)	(0.03)	(0.18)	(0.04)
Pro forma diluted operating earnings per share	$0.56	$0.38	$1.05	$0.69

Notes:

(1)          In 2006, non-recurring revenues relate to:

a)              our ownership of two memberships on the New York Stock Exchange (“NYSE”) that  as part of their merger with Archipelago Holdings, Inc. (“Archipelago”) were combined under a new holding company named NYSE Group, Inc. in which  each NYSE member received compensation consisting of cash and restricted shares of NYSE Group, Inc. common stock.  Accordingly, consideration received for our  memberships in First Quarter 2006 consisted of 157,202 restricted shares of NYSE Group, Inc. common stock resulting in gains of approximately $6.9 million and approximately $1.0 million in cash and dividends, which was recorded as dividend income.  In Second Quarter 2006, we were able to sell a portion of the shares received and recorded an additional gain of approximately $80,000, and

b)             our sale in Second Quarter 2006 of our remaining interests in a Canadian joint venture that we entered into in 2004 with IRESS Market Technology Limited (“IRESS”), to IRESS resulting in a gain of $5.4 million.

(2)          In  2005, non-recurring revenue was comprised of gains from a) our shares of Archipelago Holdings common stock that we received as part of an equity entitlement program, of which $2.7 million was recognized in Second Quarter of 2005, and b) a recovery against previous investment write-downs of $0.4 million in First Quarter 2005.